UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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box, inc.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

DEBORAH S. CONRAD

XAVIER D. WILLIAMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

Item 1: On August 27, 2021, Starboard issued the following press release:

STARBOARD COMMENTS ON GLASS LEWIS REPORT

Glass Lewis Recommends Box Stockholders Vote on Starboard’s WHITE Proxy Card to Elect Starboard Representative Peter Feld at Upcoming Annual Meeting

Glass Lewis Highlights that the “Principal Change Agent Here Clearly Remains Starboard”, Marking the Second Leading Proxy Advisory Firm to Acknowledge Starboard as Key Driver of Positive Change at Box

Glass Lewis Concludes that “the Election of a Direct Shareholder Representative Would Provide an Immediate Cross-Check on Box's Governance and Financing Architecture, and Fresh Perspective on Box's Nascent Effort to Turn Around Years of Poor Performance and Decidedly Subpar Shareholder Returns”

Glass Lewis Finds that “Starboard's Lengthy Criticism of the KKR Financing Is Warranted” and Expresses Concern with the Board’s Endorsement of Such a Stockholder-Unfriendly Transaction

Glass Lewis Agrees with Starboard that the Incumbent Board Has Overseen Years of Poor Performance and “Is Problematically Inclined to Revert to Obstructive Methodologies”

Starboard Urges All Stockholders to Vote the WHITE Proxy Card to Support the Election of All Three of Starboard’s Highly Qualified Nominees

NEW YORK, NY – August 27, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard” or “we”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership stake of approximately 8.6% of the Company’s outstanding shares, today announced that Glass, Lewis & Co. (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that Box stockholders vote on Starboard’s WHITE proxy card to elect Peter A. Feld to the Box Board of Directors (the “Board”) at the Company’s upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”).  Glass Lewis’ recommendation provides significant validation that direct stockholder representation is needed on the Board.  Glass Lewis also recommended that stockholders vote “AGAINST” the Company’s “say-on-pay” proposal at the upcoming Annual Meeting, providing strong validation for Starboard’s concerns regarding poor compensation practices at Box.  Glass Lewis’ recommendation marks the second leading proxy voting advisory firm to acknowledge that Starboard has been a key driver of positive change at Box.

Glass Lewis recommended that stockholders should vote on Starboard’s WHITE proxy card saying1:

“Much to the contrary, we remain concerned Box — which swiftly cedes points around the Company's weak pre-settlement performance — continues to post modest growth, subpar margins and a comparatively weak valuation. These issues pile on to the fact that critical portions of Box's governance architecture remain problematic, a concern which is itself bolstered by the Company's recently executed and curiously reasoned financing with KKR. These issues may suggest the reconstituted board, when pressed, is problematically inclined to revert to obstructive methodologies, while concurrently meting out incremental change in order to burnish optics and potentially mollify investors mulling the potential upside of a partial board spill. In our view, Starboard's involvement has clearly served as the impetus for even these more reactive modifications, and, as an extension of that perspective, we believe it would be a pointed mischaracterization to suggest Box would be making similar strides without routine engagement by the Dissident.

Given the sum of the foregoing factors, while we maintain a more fulsome and even-handed assessment of Box's post-settlement strategic narrative is challenging here, we believe there remains sufficient cause to support the election of a direct shareholder representative at this time.”

Peter Feld, Managing Member of Starboard Value LP, responded to the Glass Lewis report, stating, “We are pleased that Glass Lewis, a leading independent proxy voting advisory firm, recognizes the need for direct stockholder representation on the Board. Glass Lewis’ recommendation provides significant validation that we have the expertise and experience required to help oversee a transformation at Box and that the incumbent Board must be held accountable for overseeing years of poor performance, stockholder-unfriendly capital allocation decisions, and serious issues with executive compensation and governance practices.

We are also gratified that both Glass Lewis and ISS recognize that Starboard has been a key driver of positive change at the Company over the past two years. Both firms make clear that Box’s recent preferred equity financing led by KKR raises significant governance and capital allocation concerns, and based on Box’s track record of reactionary changes and stockholder-unfriendly actions, we believe it is crucial for there to be appropriate oversight and accountability in the boardroom after this election contest. Clearly, the pressure from common stockholders is working, and now is not the time to remove that pressure.

While it is positive to see some modest progress and improving trends in Box’s Q2 FY2022 earnings results, concerns remain about the sustainability of these trends and the Company’s ability to consistently execute and meet its commitments. Investors and research analysts continue to have valid concerns regarding whether these results are sustainable or merely the result of the Company’s desire to enhance the last set or two of reported results ahead of the upcoming election. To be clear, we hope the improved results continue and, as one of the Company’s largest stockholders, our only goal is to help Box create long-term value.

We appreciate the support from stockholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow stockholders to vote to elect all three of our nominees on Starboard’s WHITE proxy card TODAY.”

1 Permission to quote from the Glass Lewis report was neither sought nor obtained. Emphases added.

Excerpts from Glass Lewis’ Analysis & Recommendation

In Recommending and Supporting the Election of Direct Starboard Representative Peter Feld to the Board:

“By the same stroke, we believe it should be noted the principal change agent here clearly remains Starboard, as noted with the broader market generally endorsing the Dissident's challenges to the Company's status quo. In responding to this pressure and in taking a firm line against direct representation for a large, engaged, multi-year investor, it is worth noting the incumbent board unanimously endorsed a puzzling, poorly received and underutilized capital raise, which was followed by a range of reactive governance modifications intended to imply, at a late stage and at low cost, a broader commitment to progressive oversight principles.”

“This response, viewed in the aggregate, does not give us great confidence in the board's line of thinking, and, as a result, we consider the election of a direct shareholder representative would provide an immediate cross-check on Box's governance and financing architecture, and fresh perspective on Box's nascent effort to turn around years of poor performance and decidedly subpar shareholder returns.”

On Box’s Persistent Underperformance:

“We note Box clearly underperformed its peers and the broader market over each of these pre-Starboard review periods, generally by substantial margins.”

“In our view, when considered relative to trends observed during all benchmark periods prior to the Dissident's engagement, we consider the foregoing figures suggest Starboard's public involvement has generally had a favorable impact on shareholder value. We would further highlight that, notwithstanding those efforts and more recent gains, Box has still vastly underperformed both its peers and the broader market since listing, suggesting investors have somewhat less clear cause to provide unilateral deference to the status quo or to flatly reject further involvement by Starboard.”

“In particular, while the incumbent board seems to lean on Box's recent multiple expansion in a vacuum (e.g. Slide 14 of the Company's primary investor deck), the reality appears to be that a broader market recovery has also lifted the Company's peers. As a result, we note Box's trailing revenue multiple still falls in the lowest quartile of the peer set, while its forward multiple narrowly escapes a worst-in-class designation (Source: S&P Capital IQ).”

“In short, while we are inclined to conclude it remains too early to render a decisive verdict on the substance or durability of Box's operational progress since the settlement, we believe Starboard fairly highlights the fact that the Company continues to post relatively modest growth and margins and a very low multiple (Source: Capital IQ).”

On Box’s “Puzzling” Stockholder-Unfriendly Preferred Equity Financing with KKR and the “Entrenching” Voting Provision:

“Turning, then, to another matter of significant post-settlement contention, we believe investors ultimately have adequate cause to take a relatively dim view of Box's recent capital raising initiatives. In particular, while we acknowledge the broadly reasonable possibility of strategic M&A provides some breathing room for the Company's $345.0 million convertible note issue in January 2021, we consider the rationale surrounding the Company's surprisingly proximate $500.0 million preferred equity placement with KKR — announced just three months after the note raise amid less firmly defined strategic benefits — seems subject to greater scrutiny.”

“In particular, we believe Starboard fairly argues Box, already flush with cash and with no meaningful history of significant acquisitive activity since its 2015 listing, seemingly had little clear impetus to undertake a further capital raise in such a short time frame.”

“More charitable market interpretations aside, we also note the original preferred financing agreement carried an obligation that KKR would be compelled to vote its holdings in a manner consistent with the board's recommendation for a period spanning more than three full years. Again, with Box already well aware of Starboard's simmering dissatisfaction, and clearly lacking financial need and operational intent, we consider the initial inclusion of such an entrenching provision reflects rather poorly on the incumbent board.”

“While the foregoing aspects of the KKR transaction already heavily damage the credibility of the board's harried strategic review, we note there remain several significant concerns, in our view. Nevertheless, that same press release and the summary portion of Box's related Form 8-K notably eschew directly acknowledging KKR's codified ability to syndicate a substantial portion of the underlying placement.”

“As a result, KKR's three-month old preferred investment carried a direct obligation of just $150.0 million at closing, a stake dwarfed in both size and duration by Starboard's own commitment to Box. Notwithstanding this disparity and Starboard's own efforts to secure direct, board-level representation, we note the preferred financing arrangement provided KKR with a seat on the Box board, presently occupied by John Park, Head of Americas Technology Private Equity at KKR.”

“We, however, are inclined to share Starboard's concern that the questionably timed tender — which closed less than two weeks prior to the record date for the 2021 AGM — perhaps more likely captured frustrated investors who otherwise may have been inclined to vote for change. We would further argue low investor participation as a function of loftier expectations should not be conflated with an endorsement of the status quo, and would also observe investors may have elected to retain their holdings as a direct extension of Starboard's continued public pressure.”

“As a coda to the KKR narrative, we note the remaining placement proceeds, coupled with the Company's existing cash flow generation and the largely unused note raise, left Box with total cash and equivalents of nearly $830.0 million as of July 31, 2021. This amount — which represented an astounding 21.6% of the Company's market cap as of market close on August 26, 2021 — dwarf's Box's historical capital outlays, leaving the Company with an enormous reserve of dry powder, continuing dividend obligations, possibly material dilution to continuing investors and very little certainty around value-maximizing alternatives. In short, we consider Starboard's lengthy criticism of the KKR financing is warranted and substantially more persuasive than the board's much more generous representations.”

On Box’s Poor Corporate Governance and Poor Compensation Practices:

“Nevertheless, we consider a further review highlights a reactive thread very common to contested situations of this nature.”

“In the end, then, we consider many of the modifications now touted by Box largely amount to reactive and maladroit governance gamesmanship in connection with a dissenting solicitation.”

“These issues pile on to the fact that critical portions of Box's governance architecture remain problematic, a concern which is itself bolstered by the Company's recently executed and curiously reasoned financing with KKR. These issues may suggest the reconstituted board, when pressed, is problematically inclined to revert to obstructive methodologies, while concurrently meting out incremental change in order to burnish optics and potentially mollify investors mulling the potential upside of a partial board spill.”

“With respect to compensation matters, while we acknowledge Box's overall structure has yielded payouts which seem reasonably aligned with performance (i.e. a "B" grade in our Pay-for-Performance model for the most recent period), we believe critical portions of Box's incentive programs continue to hinge on questionably reasoned tenets. This notably includes a heavy shift toward time-based vesting for long-term awards, as well as a disconcerting lack of clarity around maximum short-term incentive payouts. As a result, we currently believe investors have ample cause to reject Box's advisory vote on executive compensation at this time.”

STARBOARD URGES ALL STOCKHOLDERS TO VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO DRIVE MUCH NEEDED CHANGE AT BOX

RESTORE AND ENHANCE THE VALUE OF YOUR BOX INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

Starboard’s publicly filed investor materials can be accessed at www.shareholdersforbox.com.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of Starboard’s proxy materials,

please contact Okapi Partners LLC, which is assisting Starboard, at the phone numbers or email listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (855) 208-8901

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

box@starboardvalue.com

www.starboardvalue.com

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh

(855) 208-8901

Item 2: Also on August 27, 2021, Starboard uploaded the following materials to www.shareholdersforbox.com:

Shareholders for box | STARBOARD VALUE

Home About Starboard Our Nominees History Investor Materials How To Vote Contact

Investor Materials

PRESENTATIONS

Investor Presentation | August 9, 2021

PROXY STATEMENTS

Definitive Proxy | July 20, 2021

Proxy Materials Press Release | June 21, 2021

LETTERS & STATEMENTS

Starboard Issues Statement Regarding Box Glass Lewis Report | August 27, 2021

Starboard Issues Statement Regarding Box ISS Report | August 24, 2021

Starboard Issues Statement in Response to Recent Materials Published by Box | August 17, 2021

Starboard Value LP Delivers Letter to BOX Stockholders | August 16, 2021

Starboard Issues Statement Regarding Issuance of Detailed Investor Presentation on Box | August 9, 2021

Starboard Value LP Definitive Proxy Letter to BOX Stockholders | July 20, 2021

Starboard Value LP Books and Records Request Letter to BOX Stockholders | May 17, 2021

Starboard Value LP Delivers Nomination Letter to BOX Stockholders | May 10, 2021

Starboard Value LP Delivers Letter to BOX Stockholders | May 3, 2021

Starboard Value

box@starboardvalue.com

Okapi Partners LLC

Bruce H. Goldfarb | Patrick McHugh
(212) 297-0720

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